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                                                                     EXHIBIT 5.1


                     [Form of Opinion of Martha B. Wyrsch]



November __ , 1997

K N Energy, Inc.
370 Van Gordon Street
Lakewood, Colorado 80228-8304

Ladies and Gentlemen:

         I am Vice President, General Counsel and Secretary of K N Energy, Inc., a Kansas corporation (the "Company"), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-4 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the registration by the Company of up to 675,000 shares of the Company's Common Stock, par value $5.00 per share (the "Shares"). The Shares are to be issued to holders of Common Stock and Series A Preferred of Interenergy Corporation in connection with the merger of a wholly-owned subsidiary of the Company, KN Acquisition Company, with and into Interenergy Corporation, pursuant to an Agreement and Plan of Merger dated as of August 25, 1997 (as amended to the date hereof, the "Merger Agreement") among the Company, KN Acquisition Company and Interenergy Corporation.

         In this connection, I have examined the corporate records of the Company, including its Restated Articles of Incorporation, its Bylaws and minutes of meetings of its directors. I have also examined the Registration Statement, together with the exhibits thereto and such other documents as I have deemed necessary for the purpose of expressing the opinion contained herein.

         Based upon the foregoing, I am of the opinion that, when the Registration Statement becomes effective under the Act and the merger is effected in accordance with the Merger Agreement, all of the Shares issued pursuant to the Merger Agreement will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                   Very truly yours,


                                   MARTHA B. WYRSCH
                                   Vice President, General Counsel and Secretary